Exhibit 99.1

News Release

Torchmark Corporation	•	2001 Third Avenue South	•	Birmingham, Alabama 35233
Contact: Joyce Lane		972-569-3627		NYSE Symbol: TMK

TORCHMARK REPORTS FIRST QUARTER NET INCOME

PER SHARE OF $.99, AND NET OPERATING INCOME PER

SHARE OF $1.03, UP 11% OVER THE YEAR-AGO QUARTER

Birmingham, Alabama, April 21, 2004—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2004, net income was $.99 per share ($112 million) compared with $.85 per share ($101 million) for the year-ago quarter. Net operating income for the quarter ended March 31, 2004, was $1.03 per share ($117 million), an 11% per share increase compared with $.93 per share ($110 million) for the year-ago quarter. A reconciliation between net income and net operating income is shown in the Financial Summary below.

HIGHLIGHTS – comparing the first quarter 2004 with first quarter 2003:

•	First year premium was $100 million, up 14%, predictive of future premium growth.

•	Life first year premium grew 10% to $59 million with 3 of the 4 major life distribution channels having double-digit growth.

•	American Income led life first year premium with $19 million, up 13%, followed closely by Direct Response with $18 million, up 22%.

•	Life total premium of $343 million grew 7% with double-digit growth at Direct Response, American Income and Military Agency.

•	Health first year premium grew 19% to $41 million as a result of a 51% increase in non- Medicare supplemental first year health premium of $26 million.

•	Excess Investment Income of $82 million grew 5%, or 9% on a per share basis. The tax equivalent yield on the fixed portfolio (93% of invested assets) was 7.2%. The annual effective yield on fixed investments acquired during the quarter was 6.3%.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, is the economic measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the after-tax sum of the measures of profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended March 31,			Quarter Ended March 31,
	2004	2003	% Chg.	2004	2003	% Chg.
Insurance Underwriting Income*	$.87	$.78	12	$98.8	$91.6	8
Excess Investment Income*	.72	.66	9	82.3	78.1	5
Parent Expenses	(.02)	(.02)		(2.5)	(2.6)
Income Tax	(.54)	(.48)	13	(61.4)	(57.1)	8

Net Operating Income	$1.03	$.93	11	$117.1	$110.0	6

Realized Gains/(Losses), Net of Tax Investments	.01	(.07)		1.1	(8.1)
Valuation of Interest Rate Swaps	.01	(.01)		1.2	(1.3)
Change in Accounting Principle (SOP 03-1)	(.06)	—		(7.2)	—

Net Income	$.99	$.85		$112.4	$100.6

Weighted Average Diluted Shares Outstanding (000)	114,052	117,784

*	See definitions in the discussions below and in the Torchmark 2003 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the first quarter 2004 with first quarter 2003:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a limited extent, the Company also markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the operating segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expenses and income taxes.

Insurance underwriting results are summarized in the following chart:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended March 31, 2004	% of Premium	Quarter Ended March 31, 2003	% of Premium	% Change
Insurance Underwriting Margins:
Life	$84.6	25	$79.3	25	7
Health	45.1	17	42.6	16	6
Annuity	3.4		2.2

	133.1		124.1
Other Income	.4		1.0
Administrative Expenses	(34.8)		(33.5)		4

Insurance Underwriting Income	$98.8		$91.6		8
Per Share	$.87		$.78		12

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 64% of the Company’s insurance underwriting margin for the quarter. The life insurance underwriting margin as a percentage of premium was 25%. In addition, the investments supporting the reserves for the life segment generate most of the excess investment income that is included in the investment segment. At March 31, 2004, life insurance annualized premium in force was $1.5 billion, 58% of the total in force premium for the Company.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, Liberty National Agency and the Military Agency. First year collected premium, total premiums and life insurance margins by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Premium revenue from life insurance increased 7% to $343 million with double-digit premium growth at three of the four major life distribution channels. Annualized life premium in force at March 31, 2004, was $1.5 billion, an increase of 8%.

Life insurance underwriting margin was $85 million, up 7%, and was 25% of premium revenue, the same as for the year-ago quarter. American Income was the leading contributor to life underwriting margin with $25 million, up 16%, followed closely by Direct Response with $24 million, up 12%. Underwriting margin as a percentage of premium was 30% for American Income and 25% for Direct Response.

Life insurance first year premiums of $59 million were up 10%. First year premium is the premium collected on policies in their first year and is considered by Torchmark as the best indicator of future total premium growth. American Income was the largest producer of first year life premium with $19 million, a 13% increase, and Direct Response was the second largest producer of first year life premium with $18 million, a 22% increase. First year life premiums for the LNL Agency were $10 million, the same as the year-ago quarter, but up 6% compared with the fourth quarter of 2003, reflecting production growth with improved persistency in its ongoing target market. In April of 2003, LNL had stopped sales to one market segment prone to high lapses, which had accounted for 25% of LNL’s life sales.

Health Insurance

The Health insurance segment accounted for 34% of Torchmark’s insurance underwriting margin for the quarter. The health insurance underwriting margin as a percent of premium was 17% before administrative expenses, up from 16% for the year-ago quarter. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. At March 31, 2004, Medicare supplements accounted for 63% of the Company’s $1.1 billion of annualized health premium in force; however, Medicare supplements were only 37% of first year health premiums, reflecting the change in the product mix being sold in the last few years.

Torchmark markets its health products primarily through two agencies, the UA Independent Agency and the UA Branch Office Agency. Details of the health segment by distribution channels are on the Company’s website.

Premium revenue from health insurance was $270 million, up 3%. While health premium revenue benefited from recent Medicare supplement rate increases, the increase in total health premiums was slight because the level of premium from recent sales of Medicare supplements and other health products was only slightly greater than the loss of premium from policy lapses.

Health insurance underwriting margin was $45 million, a 6% increase. As a percentage of premium, the underwriting margin increased from 16% to 17%. Underwriting margins as a percentage of premium remained steady at the UA Independent (18%) and Branch Office (15%) Agencies that together make up 76% of Torchmark’s health premium and health margin. Torchmark’s health underwriting margin as a percentage of premium was favorably affected by LNL Agency’s improved health margin percentage of 11%, up from 8%. The LNL Agency has a closed block of cancer supplemental business with a high claim loss ratio that, while improved this quarter, continues to dampen Torchmark’s overall health underwriting margin. The block is about half of LNL’s in force health premium.

First year health premiums grew 19% to $41 million. First year premiums from non-Medicare health sales were $26 million, up 51% as both the UA Independent and Branch offices continue to sell more limited benefit hospital/surgical supplemental plans to people under age 65 than Medicare supplements. First year premiums for Medicare supplements were $15 million declining 12% from the year-ago quarter.

The demand for limited benefit supplemental health plans sold to people under age 65 continues as some employers have eliminated or reduced their major-medical type group coverage for employees, and as individually written major-medical plans have become less available.

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. Underwriting margin from the annuity segment was $3 million, up from $2 million the year-ago quarter. Torchmark’s variable annuity margin benefited during the quarter from rising equity markets as fewer accounts were eligible for guaranteed benefits in excess of the account balances. The separate account assets on the consolidated balance sheet, which contain the investment accounts of the variable annuities and a small amount of investment accounts for variable life policies, were $1.6 billion at the end of the quarter, up 3%. Annuities made up less than 3% of the Company’s insurance underwriting margin for the quarter.

CHANGE IN ACCOUNTING PRINCIPLE

Effective January 1, 2004, Torchmark adopted a required new accounting rule AICPA Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts (SOP 03-1). The primary effect on Torchmark is the accounting for liabilities for certain guaranteed minimum policy benefits on variable annuity policies. Upon adoption, Torchmark incurred a non-operating cumulative after-tax charge of $7 million to establish the required reserve balance and to adjust the related DAC.

INVESTMENTS – comparing the first quarter 2004 with first quarter 2003:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes the interest costs credited to net policy liabilities and the net financing costs. Net financing costs include interest on debt and interest related to the trust preferred securities, offset by the income from interest rate swap agreements.

Excess investment income was $82 million, compared with $78 million, a 5% increase, or a 9% increase on a per-share basis, as detailed in the following chart:

	Quarter Ended (dollars in millions, except per share data)
	March 31, 2004	March 31, 2003	% Change
Net Investment Income	$141.6	$135.4	5

Required Interest:
Interest Credited on Net Policy Liabilities	(52.1)	(49.8)	5
Net Financing Costs:
Interest on Debt	(11.0)	(11.1)
Trust Preferred Distribution	(2.9)	(2.9)
Income from Interest Rate Swaps	6.7	6.4

Total Net Financing Costs	(7.2)	(7.6)	(5)

Total Required Interest	(59.4)	(57.4)	3

Excess Investment Income	82.3	78.1	5
Per Share	$.72	$.66	9

Net investment income increased 5%; lower than the 8% increase in average invested assets at amortized cost, reflective of the effect of lower interest rates on invested assets.

Financing costs were $7 million, down 5%. The decline was primarily attributable to the increase in cash settlements received from interest rate swap agreements. Under these agreements, the Company’s fixed interest expense obligations are converted to floating rates.

While the cash settlements from these agreements are reflected in net operating income, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The unrealized gain or loss from quarterly change in the market value is recognized as a “non-cash” capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled termination dates, at which time their market value and the cumulative capital gains and losses recorded will be $0.

Investment Portfolio Composition at March 31, 2004:

At March 31, 2004, the market value of Torchmark’s fixed maturity portfolio was $8.5 billion, a 14% increase, and $818 million higher than amortized cost of $7.7 billion. This net unrealized gain is composed of $836 million gross unrealized gains, and $18 million gross unrealized losses. At amortized cost and at market value, 91% of fixed maturities were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 93% of total invested assets, earned a tax equivalent yield of 7.23%. Acquisitions of fixed maturity investments during the quarter totaled $375 million at cost, with an average annual effective yield of 6.28%, an average life of 23 years and average rating of A-.

Torchmark’s fixed maturities leverage ratio (fixed maturities to equity) of $2.50 of fixed maturities per $1.00 of equity, is lower than that of most peers, an indication that credit risk in the fixed portfolio is mitigated compared to most peer companies.

Realized Capital Gains and Losses during the quarter ended March 31, 2004:

After-tax net realized capital gains from investments, excluding interest rate swaps, were $1.1 million compared with net realized losses of $8.1 million in the year-ago quarter. The net gain resulted from gross gains of $3.1 million from fixed maturities and $3.2 million from other investments offset by $4.5 million of gross losses on fixed maturities. There were no write-downs of fixed maturity investments due to “other than temporary” impairments during the quarter.

SHARE REPURCHASE – during the quarter ended March 31, 2004:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 1.2 million shares of Torchmark Corporation common stock for a total cost of $61 million ($50.87 average cost per share). In addition, as a result of stock option exercises, diluted shares increased by 278 thousand during the quarter. Of these, 78% were from exercises by optionees no longer with the Company and none of the remaining 22% were by members of senior management.

Total diluted shares outstanding at March 31, 2004 were 113.8 million shares, slightly lower than the 113.9 million shares at December 31, 2003. The 928 thousand net reduction in diluted shares from the share repurchases and stock option exercises in the quarter was offset by a similar increase in diluted shares related to unexercised stock options which resulted from the increase in the market price of Torchmark common shares.

If the $61 million free cash flow used for the repurchase of Torchmark common stock during the quarter had alternatively been invested in corporate bonds, an estimated $173 thousand of additional investment income, after-tax, would have resulted. Net Operating Income for the quarter would have been $117.3 million or $1.02 per share, a 10% per share increase compared with the year-ago quarter. Actual results including the buyback were $1.03 per share, an 11% per share increase.

OTHER FINANCIAL INFORMATION:

FAS 115 requires the adjustment of fixed maturities available for sale to fair market value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair market value of these assets due primarily to interest rate fluctuations. Torchmark management views the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment; therefore, we have presented this data both with and without the FAS 115 adjustment.

	GAAP		Excluding FAS 115 ADJ.
	At March 31,		At March 31,
	2004	2003	2004	2003
Net Income as a Return on Equity (YTD)	13.5%	13.9%	—	—
Net Operating Income as a Return on Equity (YTD)	—	—	16.3%	16.5%
Total Assets (in millions)	$13,840	$12,621	$13,072	$12,221
Shareholder Equity (in millions)	$3,400	$2,942	$2,901	$2,682
Book Value Per Share	$29.88	$25.28	$25.49	$23.04
Debt to Capital Ratio Treating Trust Preferred Securities as Debt	21.4%	23.8%	24.2%	25.5%

	Quarter Ended March 31,
	2004	2003
Total Revenue Excluding Realized Gains and Losses (in millions)	$762.1	$726.4
Total Insurance First Year Collected Premium (in millions)	$100.0	$88.0

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2003, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its first quarter 2004 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, April 22, 2004. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls.” On April 21 after earnings have been announced, supplemental financial reports will be available on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

ANNUAL SHAREHOLDERS MEETING

Torchmark’s Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, April 29, 2004, at the Hilton Suites Dallas North, 13402 Noel Road, Dallas, Texas 75240. The proceedings will be webcast live and in replay on the Investor Relations page of the Torchmark website at www.torchmarkcorp.com.

Torchmark Corporation is a holding company specializing in protection life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com